As filed with the Securities and Exchange Commission on November 3, 2003	Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

INTRABIOTICS PHARMACEUTICALS, INC.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	94-3200380 (I.R.S. Employer Identification Number)

2483 East Bayshore Road, Suite 100
Palo Alto, CA 94303
(650) 526-6800

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Henry J. Fuchs
President and Chief Executive Officer
IntraBiotics Pharmaceuticals, Inc.
2483 East Bayshore Road, Suite 100
Palo Alto, CA 94303
(650) 526-6800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Laura A. Berezin, Esq.
Cooley Godward LLP
3000 El Camino Real
Palo Alto, CA 94306
(650) 843-5000

Approximate date of commencement of proposed sale to the public:
From time to time after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum
Title of Securities to be	Amount to be	Offering Price Per Share	Proposed Maximum
Registered	Registered (1)	(2)	Aggregate Offering Price	Amount of Registration Fee

Common Stock (par value $.001)	2,233,774	$12.77	$28,525,293.98	$2,307.70

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, this registration statement also registers such additional shares of the registrant’s common stock as may become issuable to prevent dilution as a result of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 and is the average of the high and low prices of the registrant’s common stock as reported on the Nasdaq National Market on October 27, 2003.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated November 3, 2003

PROSPECTUS

2,233,774 Shares

INTRABIOTICS PHARMACEUTICALS, INC.

Common Stock

We are registering our common stock for resale by the selling stockholders identified in this prospectus. We will not receive any of the proceeds from the sale of shares by the selling stockholders. Our common stock is listed on the Nasdaq National Market under the symbol “IBPI.” On October 31, 2003, the last reported sales price for our common stock was $13.55 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors,” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November     , 2003.

SUMMARY
RISK FACTORS
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
WHERE YOU CAN FIND MORE INFORMATION
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
SIGNATURES
EXHIBIT INDEX
EXHIBIT 5.1
EXHIBIT 23.1

SUMMARY

     This summary highlights what we believe is the most important information about IntraBiotics and the transaction. To fully understand our business, this offering and its consequences to you, you should read the entire prospectus carefully, including the “Risks Factors” section and the documents that we incorporate by reference into this prospectus, before making an investment decision.

IntraBiotics Pharmaceuticals, Inc.

     IntraBiotics Pharmaceuticals, Inc. is a biopharmaceutical company currently focused on developing an oral solution of iseganan hydrochloride, or iseganan HCl, for the prevention of ventilator-associated pneumonia, or VAP. Iseganan HCl is an antimicrobial drug, or a drug capable of destroying microorganisms, including bacteria and fungi, that cause disease, and is effective against many drug-resistant, disease-causing bacteria and fungi. VAP is a bacterial pneumonia that can develop in patients receiving mechanical (artificial) ventilation and is the most common infection occurring in intensive care units.

     A phase I/IIa trial of iseganan HCl oral solution evaluating safety and antimicrobial activity in mechanically-ventilated patients was completed in February 2001. A phase I/IIa trial attempts to obtain preliminary indicators of safety and efficacy of a drug candidate in a smaller patient population. The trial demonstrated that single doses of iseganan HCl reduced the level of bacteria in the oral cavity by more than 100-fold compared to pre-treatment baseline levels in patients who required mechanical ventilation. In this study, we also selected the optimal formulation and dosage strength of iseganan HCl, and demonstrated that administration every four hours progressively reduced the level of bacteria in the oral cavity.

     In September 2003, we reached a Special Protocol Assessment, or SPA, agreement with the FDA on the requirements for registration of iseganan HCl for the prevention of VAP. Under our agreement with the FDA, we are required to conduct two identical pivotal, randomized, double-blind, placebo-controlled, multinational clinical trials. These pivotal trials are designed to assess the safety and efficacy of iseganan HCl and to demonstrate iseganan HCl’s ability to reduce the incidence of pneumonia in patients who are receiving mechanical ventilation. In each trial, approximately 900 patients will be enrolled and will be randomized to receive either iseganan HCl or placebo six times per day for up to 14 days, while being mechanically ventilated. Enrollment in the first pivotal trial commenced in September 2003, and we expect to announce its results by the end of 2004.

     On October 10, 2003, we completed a private placement in which we sold shares of common stock and warrants to purchase common stock resulting in aggregate net cash proceeds of approximately $18.4 million. The primary purpose of the financing was to provide additional funding for the two pivotal trials of iseganan HCl for the prevention of VAP, as well as for other general corporate purposes and working capital. We expect that we will need to raise additional funds in the future to complete these trials and to continue our operations.

     Since commencing operations in 1994, we have not generated any revenue from product sales, and we have funded our operations primarily through the private sale of equity securities, funds received from a terminated collaboration agreement, the proceeds of equipment financing arrangements and our initial public offering of common stock in March 2000. The aggregate costs incurred for the development of iseganan HCl for the prevention of VAP during 2000, 2001, 2002 and the first nine months of 2003, were approximately $5.0 million. We cannot be certain that iseganan HCl will prove to be safe or effective in the prevention of VAP, or will receive regulatory approvals.

     Our executive offices are located at 2483 East Bayshore Road, Suite 100, Palo Alto, CA 94303, and our telephone number is (650) 526-6800.

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RISK FACTORS

     An investment in our shares being offered in this prospectus involves a high degree of risk. In deciding whether to purchase shares of our common stock, you should carefully consider the following risk factors. If any of the events or circumstances described in the following risks actually occurs, our business, financial condition, or results of operations could be materially adversely affected and the trading price of our common stock could decline.

We expect to continue to incur future operating losses and may never achieve profitability.

     We have never generated revenue from product sales, and we have incurred significant net losses in each year since inception. We incurred net losses applicable to common stockholders of $34.5 million in 2002 and $10.5 million in the nine-month period ended September 30, 2003. As of September 30, 2003, our accumulated deficit was approximately $210.8 million. We expect to continue to incur substantial additional losses for the foreseeable future, and we may never become profitable. To date, we have financed our operations primarily through the private sale of equity securities, funds received from a terminated collaboration agreement, the proceeds of equipment financing arrangements, and our initial public offering of common stock in March 2000. We will receive product revenues only if we complete clinical trials with respect to one or more products, receive regulatory approvals and successfully commercialize such products. We do not know whether we will be successful in developing iseganan HCl for our currently planned VAP indication or other indications, or in acquiring or licensing other products.

We depend on the outcome of our clinical trials of iseganan HCl for the prevention of VAP and any future clinical trials of iseganan HCl for other indications, or for products that we may license or acquire. If these trials are unsuccessful, we will not be able to commercialize any products and may be forced to cease operations.

     We currently have only one product candidate, iseganan HCl. In 2002, we completed two Phase III clinical trials of iseganan HCI for the prevention of ulcerative oral mucositis, a complication that develops in certain cancer patients receiving chemotherapy or radiation therapy that results in painful ulcer-like sores in the mouth and throat. Both of these clinical trials failed to meet their primary endpoints and we are no longer pursuing iseganan HCI for the prevention of ulcerative oral mucositis. We are currently pursuing iseganan HCl for the prevention of VAP. In September 2003, we reached an SPA agreement with the FDA on the design of our pivotal trials to be conducted in support of registration of iseganan HCl for the prevention of VAP. Enrollment in the first pivotal trial commenced in September 2003, and we expect to announce its results by the end of 2004. If this pivotal trial fails to meet its primary endpoint, and we do not acquire or license any additional product candidates, we may not be able to commercialize any products and we may be forced to cease operations.

We must raise capital to continue our operations, and if we fail to obtain the capital necessary to fund our operations, we will be unable to develop our drug candidates and may have to cease operations.

     For the year ended December 31, 2002 and the nine-month period ended September 30, 2003, net cash used for operating activities was $26.3 million and $6.2 million, respectively. At September 30, 2003, our cash and cash equivalents, including short-term investments, were $10.3 million, which included restricted cash of $250,000. On October 10, 2003, we completed a private placement in which we sold shares of common stock and warrants to purchase common stock resulting in aggregate net cash proceeds of approximately $18.4 million.

     Our future liquidity and capital requirements will depend on many factors, including the timing, cost, and progress of our current VAP trial, our evaluation of, and decisions with respect to, our strategic alternatives, costs associated with the regulatory approvals, securing in-licensing opportunities, purchasing additional products or drug candidates and conducting pre-clinical research and clinical development of those drug candidates.

     We expect that we will need to raise additional funds in the future to complete the pivotal trials of iseganan HCl for the prevention of VAP, and we believe that additional financing will be required in the future to fund our

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operations, conduct any other possible trials of iseganan HCl, or commercialize our current and any future product candidates. We do not know whether additional financing will be available when needed or on acceptable terms, if at all. If we are unable to raise additional financing when necessary, we may have to delay our product development efforts or any product acquisitions or be forced to cease operations.

If we raise additional capital by issuing securities or through collaboration and licensing arrangements, our existing stockholders may experience dilution or we may be required to relinquish rights to our technologies or product candidates.

     We may raise additional financing through public or private equity offerings, debt financings or additional corporate collaboration and licensing arrangements. To the extent we raise additional capital by issuing equity securities, our stockholders may experience dilution. To the extent that we raise additional funds through collaboration and licensing arrangements, it may be necessary to relinquish some rights to our technologies or product candidates, or grant licenses on terms that are not favorable to us.

We are dependent on a third party contract manufacturer for the future production of iseganan HCl and for producing information required to register iseganan HCl with the FDA if our trials are successful. If our manufacturing partner fails to manufacture iseganan HCl in accordance with set specifications or fails to produce the necessary information, our operations could be adversely affected.

     We have relied on a single contract manufacturer to manufacture the iseganan HCI bulk drug substance for our pivotal clinical trials. We currently maintain a sufficient inventory of iseganan HCI to complete planned clinical trials. However, we currently depend on this manufacturer to produce iseganan HCI and information required for FDA registration and future commercial use if our pivotal trials are successful. If this manufacturer is unable to validate the manufacturing process, both producing iseganan HCI and the required information for registration and commercial use on a timely basis in accordance with set specifications, we may not have sufficient quantities and sufficient information to meet registration requirements or for future commercial use.

     During 2002, we prepaid $2.4 million for an order of seven kilograms of iseganan HCl bulk drug substance that was expected to be delivered in the second half of 2003. An additional $250,000 is payable when and if this order is accepted by us. We currently have recorded restricted cash of $250,000 on our balance sheet in relation to the payable. Our general practice is that when we accept the delivery of the order, we expense the prepaid amount to research and development expense. Although the product is not expected to be needed for clinical trials, it was expected to be used by us to validate our manufacturing process. However, we have not yet been satisfied that the lot was manufactured in accordance with a validation plan or that related documentation will be adequate, and we are currently discussing this with our contract manufacturer. Due to significant uncertainty over the timing and outcome of these discussions, we have written off the entire $2.4 million prepaid amount as of September 30, 2003. The financial statements for the quarter ended September 30, 2003 reflect a corresponding research and development expense of $2.4 million.

If our contract research organizations assisting in our clinical trials fail to appropriately manage our clinical trials, the trials could be delayed or could fail.

     We rely on contract research organizations to assist us in managing and monitoring our clinical trial. We have entered into agreements with Amarex, LLC, Orion Clinical Services, Ltd. and Advanced Clinical Trials, Inc., among others, to provide clinical research services. The FDA may inspect some of our clinical investigational sites, our contract research organizations’ records and our facility and files to determine if the clinical trial is conducted according to good clinical practices. If the FDA determines that the trial is not in compliance with good clinical practices, we may be required to repeat the clinical trial. If our contract research organizations fail to perform under our agreements with them, we may face delays in completing our clinical trial or failure of our clinical program.

If we fail to obtain FDA approvals for any future products that we develop, acquire or license, we will be unable to commercialize our drug candidates.

     We do not have a drug approved for sale in the United States or any foreign market. We must obtain approval from the FDA in order to sell our drug candidate in the United States and from foreign regulatory authorities in order to sell our drug candidate in other countries. We must successfully complete pivotal clinical trials and demonstrate manufacturing capability before we can file with the FDA for approval to sell our products. The

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FDA could require us to repeat clinical trials as part of the regulatory review process. Delays in obtaining or failure to obtain regulatory approvals may:

•	delay or prevent the successful commercialization of our drug candidate;

•	diminish any competitive advantage we may have; and

•	defer or decrease our receipt of revenues or royalties.

     The regulatory review and approval process is lengthy, expensive and uncertain. Extensive pre-clinical and clinical data and supporting information must be submitted to the FDA for each indication to establish safety and effectiveness in order to secure FDA approval. A number of new drugs for certain indications, iseganan HCl for the prevention of oral mucositis included, have shown promising results in early clinical trials, but subsequently failed to establish sufficient safety and efficacy data to obtain necessary regulatory approvals. A number of companies have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. We have limited experience in obtaining such approvals, and cannot be certain when, if ever, we will receive these regulatory approvals. If we are unable to demonstrate the safety and efficacy of our drug candidate, we will be unable to obtain the required regulatory approvals and we will be unable to commercialize the drug candidate and generate product revenue.

     In addition to initial regulatory approval, our drug candidate will be subject to extensive and rigorous ongoing domestic and foreign government regulation. Any approvals, once obtained, may be withdrawn if compliance with regulatory requirements is not maintained or safety problems are identified. Failure to comply with these requirements may subject us to stringent penalties.

Development and commercialization of competitive products could reduce or prevent sales of any future products that we develop, acquire or license.

     We may be unable to compete successfully if other companies develop and commercialize competitive products that are less expensive, more effective, have fewer side effects or are easier to administer than drug candidates which we develop, acquire or license. If we are unable to compete successfully with any future drug candidate, physicians may not recommend and patients may not buy our drug.

     We are not aware of any products that compete with iseganan HCl for the prevention of VAP. However, pharmaceutical companies and biotechnology companies may develop products in the future that compete with iseganan HCl for the prevention of VAP. Many of these companies have substantially greater experience, financial resources and larger research and development staffs than we do. In addition, many of these companies, either alone or together with their collaborative partners, have significantly greater experience than we do in developing drugs, obtaining regulatory approvals and manufacturing and marketing products. We also compete with these organizations and other companies for in-licensing opportunities for future drug candidates, and for attracting scientific and management personnel.

If we are unable to adequately protect our intellectual property, we may be unable to sell our products or to compete effectively.

     We rely on a combination of patents, trade secrets and contractual provisions to protect our intellectual property. If we fail to adequately protect our intellectual property, other companies or individuals may prevent us from selling our products or may develop competing products based on our technology. Our success depends in part on our ability to:

•	obtain patents;

•	protect trade secrets;

•	operate without infringing upon the proprietary rights of others; and

•	prevent others from infringing on our proprietary rights.

     We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary rights are covered by valid and enforceable patents or are effectively maintained as trade secrets.

     We expect to protect our proprietary position by filing U.S. and foreign patent applications related to our proprietary technology, inventions and improvements that are important to the development of our business. For

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example, we own or have rights to nine patents and five pending patent applications in the United States However, the patent position of biopharmaceutical companies involves complex legal and factual questions. We cannot predict the enforceability or scope of any issued patents or those that may issue in the future. Patents, if issued, may be challenged, invalidated or circumvented. Consequently, if any patents that we own or license from third parties do not provide sufficient protection, our competitive position would be weakened. Furthermore, others may independently develop similar technologies or duplicate any technology that we have developed. In addition, we may not be issued patents for our pending patent applications, those we may file in the future or those we may license from third parties.

     In addition to patents, we rely on trade secrets and proprietary know-how. Our contract manufacturers perform the manufacturing processes covered by these trade secrets. Accordingly, our contract manufacturers and we must maintain confidentiality. We have confidentiality and proprietary information agreements with our contract manufacturers and with our employees. These agreements may not provide meaningful protection or adequate remedies for our technology in the event of unauthorized use or disclosure of confidential and proprietary information.

We may be subject to intellectual property litigation that could be costly and time-consuming.

     The biotechnology and pharmaceutical industries have been characterized by extensive litigation regarding patents and other intellectual property rights. Although we are not currently a party to any lawsuits, third parties may assert infringement or other intellectual property claims against us. We may have to pay substantial damages, including treble damages for past infringement if it is ultimately determined that our products infringe a third party’s proprietary rights. The defense and prosecution of intellectual property suits, U.S. Patent and Trademark Office interference proceedings and related legal and administrative proceedings in the U.S and internationally are costly and time-consuming to pursue and their outcome is uncertain. If we become involved in any of these proceedings, we will incur substantial expense, and the efforts of our technical and management personnel will be significantly diverted. An adverse determination may result in the invalidation of our patents, subject us to significant liabilities or require us to seek licenses that may not be available from third parties on satisfactory terms, or at all. Our stock price could decline because of litigation or interference proceedings initiated or threatened against us.

If physicians and patients do not accept our products, we may be unable to generate significant revenue, if any.

     Any future drug candidate that we develop, acquire or license may not gain market acceptance among physicians, patients and the medical community. If any future drug candidate fails to achieve market acceptance, we may be unable to successfully market and sell the product, which would limit our ability to generate revenue. The degree of market acceptance of any drug candidate depends on a number of factors, including:

•	demonstration of clinical efficacy and safety;

•	cost-effectiveness;

•	convenience and ease of administration;

•	potential advantage over alternative treatment methods; and

•	marketing and distribution support.

     Physicians will not recommend our products until such time as clinical data or other factors demonstrate the safety and efficacy of our drugs as compared to other treatments. In practice, competitors may be more effective in marketing their drugs. Even if the clinical safety and efficacy of our product is established, physicians may elect not to recommend its use. For example, physicians may be reluctant to prescribe widespread use of our product because of concern about developing bacterial strains that are resistant to our drugs, or because of the cost of our drug.

The failure to recruit and retain key personnel may delay our ability to execute our business plan.

     We are highly dependent on our management and technical staff. Competition for personnel is intense. If we lose the services of any of our senior management or technical staff, we may be unable to successfully complete our planned clinical trials for VAP. In particular, the loss of the services of Henry J. Fuchs, our President and Chief Executive Officer, or Steven Ketchum, our Vice President, Regulatory Affairs, could significantly impede our research and development efforts, our relations with potential collaborators and completion of our planned clinical trials for VAP. We do not have employment agreements with Mr. Fuchs or Mr. Ketchum. We do not maintain key

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person life insurance and do not have employment agreements with our other members of management and technical staff. In October 2002, we completed a restructuring that included a reduction in force of approximately 70% of our workforce. As of September 30, 2003, we had nine full-time employees. In order to pursue any future product development, marketing and commercialization, we will need to hire additional qualified scientific personnel to perform research and development and personnel with expertise in clinical testing, government regulation, manufacturing, marketing and finance. We may not be able to attract and retain personnel on acceptable terms given the competition for such personnel among biotechnology, pharmaceutical and other companies.

     In addition, we rely on consultants to assist us in formulating our research and clinical development strategy. All of these consultants are employed by other entities. They may have commitments to, or relationships with, other entities that may limit their availability to us. The loss of the services of these personnel may delay our research and development efforts.

Directors, executive officers, principal stockholders and affiliated entities beneficially own approximately 55% of our capital stock and may be able to exert control over our activities.

     As of October 10, 2003, our directors, executive officers, principal stockholders and affiliated entities beneficially own, in the aggregate, approximately 55% of our outstanding common stock. These stockholders, if acting together, will be able to control the outcome of any matter requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions.

Anti-takeover provisions in our charter documents and under Delaware law may make an acquisition of us more difficult.

     Provisions of our certificate of incorporation and bylaws could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. These provisions:

•	provide for a classified board of directors of which approximately one third of the directors will be elected each year;

•	allow the authorized number of directors to be changed only by resolution of the board of directors;

•	require that stockholder actions must be effected at a duly called stockholder meeting and prohibit stockholder action by written consent;

•	establish advance notice requirements for nominations to the board of directors or for proposals that can be acted on at stockholder meetings; and

•	limit who may call stockholder meetings.

     In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which may prohibit large stockholders from consummating a merger with, or acquisition of us. These provisions may prevent a merger or acquisition that would be attractive to stockholders and could limit the price that investors would be willing to pay in the future for our common stock.

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Our stock price may be volatile, and the value of your investment may decline.

     The market prices for securities of biotechnology companies in general have been highly volatile and our stock may be subject to volatility. After accounting for the effect of our 1-for-12 reverse stock split on April 10, 2003, during 2002 our closing stock prices ranged from a low of $3.24 to a high of $57.60, and ranged from a low of $1.71 to a high of $14.00 during the nine-month period ended September 30, 2003. The following factors, in addition to the other risk factors described in this section, may have a significant impact on the market price of our common stock:

•	announcements regarding strategic alternatives, including a merger or sale of the company or acquisition or license of products or product candidates;

•	publicity regarding actual or perceived adverse events in our clinical trial or relating to products under development by us or our competitors;

•	announcements of technological innovations or new commercial products by our competitors or us;

•	developments concerning proprietary rights;

•	regulatory developments in the United States or foreign countries;

•	litigation;

•	significant short selling in our common stock;

•	economic and other external factors; and

•	period-to-period fluctuations in our financial results and changes in analysts’ recommendations.

8.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases like “anticipate,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” and similar words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties, which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed in this prospectus or incorporated by reference.

     Because the factors discussed in this prospectus or incorporated by reference could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS

     We will not receive any proceeds from the resale of the shares of common stock offered by the selling stockholders.

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WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a resale registration statement on Form S-3 to register the common stock offered by this prospectus. However, this prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. We strongly encourage you to carefully read the registration statement and the exhibits and schedules to the registration statement.

     We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC’s Web site at “http://www.sec.gov.”

     We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13 (a), 13(c), 14 or 15 (d) of the Securities Exchange Act:

•	our Annual Report on Form 10-K (File No. 000-29993) for the year ended December 31, 2002 filed with the SEC on March 31, 2003 and amended by Form 10-K/A filed with the SEC on June 25, 2003;

•	our Current Reports on Form 8-K (File No. 000-29993) filed with the SEC on February 7, 2003, September 23, 2003, October 9, 2003 and October 29, 2003;

•	our Quarterly Report on Form 10-Q (File No. 000-29993) for the quarter ended March 31, 2003 filed with the SEC on May 14, 2003 and amended by Form 10-Q/A filed with the SEC on June 25, 2003;

•	our Quarterly Report on Form 10-Q (File No. 000-29993) for the quarter ended June 30, 2003 filed with the SEC on August 13, 2003; and

•	the description of our common stock contained in our registration statement on Form 8-A (File No. 000-29993), filed with the SEC on March 17, 2000.

We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents described above, except for exhibits, unless the exhibits are specifically incorporated by reference into the documents. You should direct your requests to the following address or telephone number:

IntraBiotics Pharmaceuticals, Inc. 2483 East Bayshore Road, Suite 100 Palo Alto, CA 94303 Attn: Investor Relations (650) 526-6800

WE HAVE AUTHORIZED NO ONE TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS. YOU SHOULD RELY ONLY ON THE INFORMATION PROVIDED IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE THEREIN. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION.

THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY SHARES OF COMMON STOCK IN ANY JURISDICTION WHERE IT IS UNLAWFUL. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS DOCUMENT.

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SELLING STOCKHOLDERS

     On May 1, 2003, we issued 350 shares of convertible Series A preferred stock and warrants to purchase up to 920,699 shares of our common stock in a private placement transaction. Pursuant to the terms of the May 1, 2003 private placement transaction, we will pay a quarterly dividend of shares of our common stock to the holders of the Series A preferred stock. We are registering for resale 104,974 shares of our common stock on behalf of those selling stockholders named in the table below who purchased shares of our Series A preferred stock. These shares include 18,302 shares of common stock issued as dividends on the Series A preferred stock to date and 86,672 shares of common stock that we estimate may be issued as dividends on the Series A preferred over the next two years.

     On October 10, 2003, we issued 1,774,000 shares of our common stock and warrants to purchase up to 354,800 shares of our common stock in a private placement transaction. We are also registering for resale 2,128,800 shares (the total of the shares of common stock issued to the purchasers in the October 10, 2003 private placement plus the total of the shares of common stock issuable upon exercise of the warrants issued to the purchasers in the October 10, 2003 private placement) on behalf of those selling stockholders named in the table below who purchased shares of our common stock and warrants to purchase our common stock in the October 10, 2003 private placement.

     The term “selling stockholders” includes the stockholders listed below and their transferees, pledgees, donees or other successors. We agreed to register all of the above referenced shares of common stock for resale in connection with the terms and conditions of the private placement transactions described above.

     The following table sets forth:

•	the name of each selling stockholder;

•	the number and percent of shares of our common stock that the selling stockholders beneficially owned as of October 10, 2003 prior to the offering for resale of any of the shares of our common stock being registered by the registration statement of which this prospectus is a part;

•	the number of shares of our common stock that may be offered for resale for the account of the selling stockholders pursuant to this prospectus; and

•	the number and percent of shares of our common stock to be held by the selling stockholders after this offering (assuming the sale of all of the shares offered pursuant to this prospectus and pursuant to our prospectus dated October 8, 2003).

     This information is based upon information provided by each respective selling stockholder and Schedules 13G and 13D and other public documents filed with the SEC. The applicable percentages of ownership are based on an aggregate of 5,067,110 shares of common stock issued and outstanding as of October 10, 2003, plus, with respect to each selling stockholder, the shares of common stock issuable upon conversion of the Series A preferred stock held by such selling stockholder and upon exercise of the warrants held by such selling stockholder.

	Shares Beneficially Owned				Shares Beneficially Owned
	Prior to Offering			Number of	After Offerings
				Shares Being
Selling Stockholders	Number		Percent	Offered	Number	Percent

Tang Capital Partners, L.P. c/o Tang Capital Management, LLC 4401 Eastgate Mall San Diego, CA 92121	1,626,095	(1)	25.5%	195,671 †	195,162	3.7%
Baker Bros. Investments, L.P. 655 Madison Avenue 19th Floor New York, NY 10021	1,591,559	(2)	25.5%	21,457 †	53,689	*

11.

	Shares Beneficially Owned					Shares Beneficially Owned
	Prior to Offering			Number of		After Offerings
				Shares Being
Selling Stockholders	Number		Percent	Offered		Number	Percent

Baker Bros. Investments II, L.P. 655 Madison Avenue 19th Floor New York, NY 10021	1,591,559	(3)	25.5%	21,714	†	53,689	*
Baker/Tisch Investments, L.P. 655 Madison Avenue, 19th Floor New York, NY 10021	1,591,559	(4)	25.5%	2,554	†	53,689	*
Baker Biotech Fund I, L.P. 655 Madison Avenue 19th Floor New York, NY 10021	1,591,559	(5)	25.5%	213,344	†	53,689	*
Baker Biotech Fund II, L.P. 655 Madison Avenue 19th Floor New York, NY 10021	1,591,559	(6)	25.5%	200,024	†	53,689	*
Baker Biotech Fund II (Z), L.P. 655 Madison Avenue 19th Floor New York, NY 10021	1,591,559	(7)	25.5%	26,530	†	53,689	*
Perry Partners International, Inc. c/o Perry Corporation 599 Lexington Ave, 36th floor New York, NY 10022	900,000	(8)	17.4%	429,000		300,000	5.3%
Perry Partners, L.P. c/o Perry Corporation 599 Lexington Ave, 36th floor New York, NY 10022	900,000	(9)	17.4%	171,000		300,000	5.3%
Gerald S. Frey 900 Old Gulph Road Bryn Mawr, PA 19010	423,601	(10)	8.0%	7,972	†	225,000	4.4%
Novel Bioventures, LLC 5/F, Novel Industrial Building 850-870 Lai Chi Kok Road Cheung Sha Wan, Kowloon Hong Kong	331,200	(11)	6.5%	331,200		—	*
MPM BioEquities Master Fund LP c/o Morgan Stanley Prime Brokerage 555 California Street, Floor 22 San Francisco, CA 94104	276,000	(12)	5.4%	273,065		—	*
MPM BioEquities Fund GmbH & Co. KG c/o Morgan Stanley Prime Brokerage 555 California Street, Floor 22 San Francisco, CA 94104	276,000	(13)	5.4%	2,935		—	*
New England Partners Capital, L.P. One Boston Place, Suite 3630 Boston, MA 02108	198,601	(14)	3.8%	1,308		—	*
Millenco, L.P. 666 Fifth Avenue New York, NY 10103	168,600	(15)	3.3%	168,000		600	*
Itros I, L.P. 3033 East First Avenue, #400 Denver, CO 80206	108,000	(16)	2.1%	6,145		—	*
Itros II QP, L.P. 3033 East First Avenue, #400 Denver, CO 80206	108,000	(17)	2.1%	46,375		—	*
Itros Offshore, Ltd. 3033 East First Avenue, #400 Denver, CO 80206	108,000	(18)	2.1%	55,480		—	*
ProMed Partners, L.P. 237 Park Avenue, 9th floor New York, NY 10017	60,000	(19)	1.2%	51,684		—	*
ProMed Offshore Fund, Ltd. 237 Park Avenue, 9th floor New York, NY 10017	60,000	(20)	1.2%	8,316		—	*
Total Number of Shares Being Offered				2,233,774

12.

† Includes an estimate of shares of common stock to be issued over the next two years as dividends on the Series A preferred stock held by the selling stockholder in the following amounts: Tang Capital Partners, L.P. (43,200); Baker Bros. Investments, L.P.(1,336); Baker Bros. Investments II, L.P. (1,600); Baker/Tisch Investments, L.P. (2,136); Baker Biotech Fund I, L.P. (14,936); Baker Biotech Fund II, L.P. (14,936); Baker Biotech Fund II (Z), L.P. (1,864) and Gerald S. Frey (6,664). These estimates assume that the average of the closing prices of our common stock on the Nasdaq National Market for the five trading days prior to each applicable dividend payment date is $6.00 (one-half of such average for the five trading days prior to October 10, 2003).

*     Less than 1%

(1)  Includes 852,308 shares issuable upon conversion of the Series A preferred stock, 450,154 shares issuable upon exercise of warrants.

(2)  Includes: (a) 74,145 shares beneficially owned by Baker Bros. Investments II, L.P.; (b) 67,511 shares beneficially owned by Baker/Tisch Investments, L.P.; (c) 660,280 shares beneficially owned by Baker Biotech Fund I, L.P.; (d) 650,137 shares beneficially owned by Baker Biotech Fund II, L.P.; and (e) 79,908 shares beneficially owned by Baker Biotech Fund II (Z), L.P. In addition, includes 26,305 shares issuable upon conversion of the Series A preferred stock and 16,462 shares issuable upon exercise of warrants.

(3)  Includes: (a) 59,578 shares beneficially owned by Baker Bros. Investments, L.P.; (b) 67,511 shares beneficially owned by Baker/Tisch Investments, L.P.; (c) 660,280 shares beneficially owned by Baker Biotech Fund I, L.P.; (d) 650,137 shares beneficially owned by Baker Biotech Fund II, L.P.; and (e) 79,908 shares beneficially owned by Baker Biotech Fund II (Z), L.P. In addition, includes 31,566 shares issuable upon conversion of the Series A preferred stock and 19,083 shares issuable upon exercise of warrants.

(4)  Includes: (a) 59,578 shares beneficially owned by Baker Bros. Investments, L.P.; (b) 74,145 shares beneficially owned by Baker Bros. Investments II, L.P.; (c) 660,280 shares beneficially owned by Baker Biotech Fund I, L.P.; (d) 650,137 shares beneficially owned by Baker Biotech Fund II, L.P.; and (e) 79,908 shares beneficially owned by Baker Biotech Fund II (Z), L.P. In addition, includes 42,089 shares issuable upon conversion of the Series A preferred stock and 21,044 shares issuable upon exercise of a warrant.

(5)  Includes: (a) 59,578 shares beneficially owned by Baker Bros. Investments, L.P.; (b) 74,145 shares beneficially owned by Baker Bros. Investments II, L.P.; (c) 67,511 shares beneficially owned by Baker/Tisch Investments, L.P.; (d) 650,137 shares beneficially owned by Baker Biotech Fund II, L.P.; and (e) 79,908 shares beneficially owned by Baker Biotech Fund II (Z), L.P. In addition, includes 294,625 shares issuable upon conversion of the Series A preferred stock and 179,892 shares issuable upon exercise of warrants.

(6)  Includes: (a) 59,578 shares beneficially owned by Baker Bros. Investments, L.P.; (b) 74,145 shares beneficially owned by Baker Bros. Investments II, L.P.; (c) 67,511 shares beneficially owned by Baker/Tisch Investments, L.P.; (d) 660,280 shares beneficially owned by Baker Biotech Fund I, L.P.; and (e) 79,908 shares beneficially owned by Baker Biotech Fund II (Z), L.P. In addition, includes 294,625 shares issuable upon conversion of the Series A preferred stock and 177,672 shares issuable upon exercise of warrants.

(7)  Includes: (a) 59,578 shares beneficially owned by Baker Bros. Investments, L.P.; (b) 74,145 shares beneficially owned by Baker Bros. Investments II, L.P.; (c) 67,511 shares beneficially owned by Baker/Tisch Investments, L.P.; (d) 660,280 shares beneficially owned by Baker Biotech Fund I, L.P.; and (e) 650,137 shares beneficially owned by Baker Biotech Fund II, L.P. In addition, includes 36,828 shares issuable upon conversion of the Series A preferred stock and 22,464 shares issuable upon exercise of a warrant.

(8)  Includes: (a) 253,500 shares beneficially owned by Perry Partners, L.P and (b) 2,075 shares held by Auda Classic PLC. In addition, includes 71,500 shares issuable upon exercise of a warrant.

(9)  Includes: (a) 644,425 shares beneficially owned by Perry Partners International, Inc and (b) 2,075 shares held by Auda Classic PLC. In addition, includes 28,500 shares issuable upon exercise of a warrant.

(10)  Includes 225,000 shares held by Delaware Management Company. Mr. Frey may be deemed to beneficially own the 225,000 shares held by Delaware Investments, for which Mr. Frey acts as Managing Director. In addition, includes 131,529 shares issuable upon conversion of the Series A preferred stock, 65,764 shares issuable upon exercise of a warrant.

(11)  Includes 55,200 shares issuable upon exercise of a warrant.

13.

(12)  Includes 2,935 shares beneficially owned by MPM BioEquities Fund GmbH & Co. KG. In addition, includes 45,511 shares issuable upon exercise of a warrant.

(13)  Includes 273,065 shares beneficially owned by MPM BioEquities Master Fund LP. In addition, includes 489 shares issuable upon exercise of a warrant.

(14)  Includes 131,529 shares issuable upon conversion of the Series A preferred stock and 65,764 shares issuable upon exercise of a warrant.

(15)  Includes 28,000 shares issuable upon exercise of a warrant.

(16)  Includes: (a) 46,375 shares beneficially owned by Itros II QP, L.P. and (b) 55,480 shares beneficially owned by Itros Offshore, Ltd. In addition, includes 1,024 shares issuable upon exercise of a warrant.

(17)  Includes: (a) 6,145 shares beneficially owned by Itros I, L.P. and (b) 55,480 shares beneficially owned by Itros Offshore, Ltd. In addition, includes 7,729 shares issuable upon exercise of a warrant.

(18)  Includes: (a) 6,145 shares beneficially owned by Itros I, L.P. and (b) 46,375 shares beneficially owned by Itros II QP, L.P. In addition, includes 9,247 shares issuable upon exercise of a warrant.

(19)  Includes 8,316 shares beneficially owned by ProMed Offshore Fund, Ltd. In addition, includes 8,614 shares issuable upon exercise of a warrant.

(20)  Includes 51,684 shares beneficially owned by ProMed Partners, L.P. In addition, includes 1,386 shares issuable upon exercise of a warrant.

     Except for Kevin C. Tang, none of the selling stockholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years. Pursuant to the terms of the private placement transaction completed on May 1, 2003, Kevin C. Tang was elected as a member of our Board of Directors. The selling stockholders purchased the shares offered in this prospectus pursuant to transactions exempt from the registration requirements of the Securities Act on May 1, 2003 and/or October 10, 2003. The shares offered pursuant to this prospectus were “restricted securities” under the Securities Act prior to this registration. Information concerning the selling stockholders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary.

14.

PLAN OF DISTRIBUTION

     The selling stockholders and their successors, including their transferees, pledgees or donees or their successors, may sell the shares directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

     The shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

•	on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which our common stock may be listed or quoted at the time of sale, including the Nasdaq National Market;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether the options are listed on an options exchange or otherwise; or

•	through the settlement of short sales.

     In connection with the sale of the shares, or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume. The selling stockholders may also sell the shares short and deliver these securities to close out their short positions, or loan or pledge the shares to broker-dealers that in turn may sell these securities.

     The aggregate proceeds to the selling stockholders from the sale of the shares offered by them will be the purchase price of the shares less discounts and commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of shares to be made directly or through agents. We will not receive any of the proceeds from this offering.

     In order to comply with the securities laws of some states, if applicable, the shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

     The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the shares may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

     In addition, any shares covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. A selling stockholder may transfer, devise or gift these securities by other means not described in this prospectus.

     To the extent required, the specific shares to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

15.

     We entered into preferred stock and warrant purchase agreements and common stock and warrant purchase agreements with the selling stockholders which require us to register their shares under applicable federal and state securities laws under specific circumstances and at specific times. We have agreed to indemnify the selling stockholders (including their affiliates, trustees, officers, investment advisers and controlling persons) against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

     If required, we will distribute a supplement to this prospectus to describe material changes in the terms of the offering.

     We will pay all costs and expenses associated with the registration of the resale shares. These expenses include the SEC’s filing fees and fees under state securities or “blue sky” laws. The selling stockholders will pay all underwriting discounts, commissions, transfer taxes and other expenses associated with any sale of these shares by them.

LEGAL MATTERS

     Cooley Godward LLP will pass upon the validity of the issuance of the common stock offered by this prospectus.

EXPERTS

     Ernst & Young LLP, independent auditors, have audited our financial statements included in our Annual Report on Form 10-K/A for the year ended December 31, 2002, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

16.

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You should rely only on the information provided or incorporated by reference in this prospectus. You should not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction, in which it is unlawful. The information in this prospectus is current as of the date on the cover.

2,233,774 Shares

Common Stock

INTRABIOTICS PHARMACEUTICALS, INC.

Prospectus

November       , 2003

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses.

     The expenses in connection with the distribution of the securities being registered are set forth in the following table (all amounts except the registration fee and the listing fee are estimated):

SEC Registration Fee	$2,307.70
Legal fees and expenses	20,000.00
Accounting fees and expenses	12,000.00
Printing and engraving expenses	5,000.00
Total	$39,307.70

Item 15. Indemnification of Officers and Directors.

     As permitted by Delaware law, our amended and restated certificate of incorporation provides that no director of ours will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of duty of loyalty to us or to our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	for unlawful payment of dividends or unlawful stock repurchases or redemptions under Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derived an improper personal benefit.

     Our amended and restated certificate of incorporation further provides that we must indemnify our directors and officers and may indemnify our employees and agents to the fullest extent permitted by Delaware law. We believe that indemnification under our amended and restated certificate of incorporation covers negligence and gross negligence on the part of indemnified parties.

     We have entered into indemnification agreements with each of our directors and officers. These agreements, among other things, require us to indemnify each director and officer for certain expenses including attorneys’ fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of IntraBiotics Pharmaceuticals, Inc., arising out of the person’s services as our director or officer, any subsidiary of ours or any other company or enterprise to which the person provides services at our request.

     We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Item 16. Exhibits.

(a)	Exhibits.

Exhibit No.	Description

4.1(1)	Amended and Restated Investor Rights Agreement dated October 15, 1999.

4.2(2)	Form of Stock Purchase Agreement by and between the Company and each selling stockholder, dated January 29, 2002.

4.3(3)	Form of Preferred Stock and Warrant Purchase Agreement, dated February 5, 2003, including amendment of February 11, 2003.

4.4(4)	Form of Second Amendment to Preferred Stock and Warrant Purchase Agreement of February 5, 2003, dated April 10, 2003.

4.5(4)	Form of Warrant issued by the Company pursuant to the Preferred Stock and Warrant Purchase Agreement of February 5, 2003, as amended on February 11, 2003 and April 10, 2003.

4.6(5)	Form of Common Stock and Warrant Purchase Agreement, dated October 6, 2003.

4.7(5)	Form of Warrant issued by the Company pursuant to the Common Stock and Warrant Purchase Agreement of October 6, 2003.

5.1	Opinion of Cooley Godward LLP.

23.1	Consent of Ernst & Young LLP, Independent Auditors.

23.2	Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.

24.1	Power of Attorney. Reference is made to page II-4.

(1)	Incorporated by reference to exhibit to our Registration Statement on Form S-1 (File No. 333-95461) initially filed with the Securities and Exchange Commission on January 27, 2000 as subsequently amended.

(2)	Incorporated by reference to exhibit to our Registration Statement on Form S-3 (File No. 333-82934) filed with the Securities and Exchange Commission on February 15, 2002.

(3)	Incorporated by reference to Appendix B to the Definitive Proxy Statement for the Special Meeting of Stockholders (File No. 000-29993) filed with the Securities and Exchange Commission on March 3, 2003.

(4)	Incorporated by reference to exhibit to our Form 10-Q for the three-month period ended March 31, 2003 (File No. 000-29993), filed with the Securities and Exchange Commission on May 14, 2003.

(5)	Incorporated by reference to exhibit to our Form 8-K (File No. 000-29993) filed with SEC on October 9, 2003.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)  To file, during any period during which offers or sales are being made, a post-effective amendment to this registration statement:

(i)   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low end or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)     That, for purposes of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities to be offered therein, and the offering of such securities at that time shall be deemed to be an initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which shall remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on October 31, 2003.

IntraBiotics Pharmaceuticals, Inc.

By:	/s/ Henry J. Fuchs

Henry J. Fuchs, M.D.
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Henry J. Fuchs, M.D. and Eric H. Bjerkholt, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments and registration statements filed pursuant to Rule 462 of the Securities Act) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any of them, or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Henry J. Fuchs	President, Chief Executive Officer and Director	October 31, 2003
(Principal Executive Officer)
Henry J. Fuchs, M.D.

/s/ Eric H. Bjerkholt	Chief Financial Officer	October 31, 2003
(Principal Financial and Accounting Officer)
Eric H. Bjerkholt

/s/ Ernest Mario	Chairman of the Board	October 31, 2003

Ernest Mario, Ph.D.

/s/ Gary A. Lyons	Director	October 31, 2003

Gary A. Lyons

/s/ Jerry T. Jackson	Director	October 31, 2003

Jerry T. Jackson

/s/ Mark L. Perry	Director	October 31, 2003

Mark L. Perry

/s/ Jack S. Remington	Director	October 31, 2003

Jack S. Remington

/s/ Kevin C. Tang	Director	October 31, 2003

Kevin C. Tang

EXHIBIT INDEX

Exhibit No.	Description

4.1(1)	Amended and Restated Investor Rights Agreement dated October 15, 1999.

4.2(2)	Form of Stock Purchase Agreement by and between the Company and each selling stockholder, dated January 29, 2002.

4.3(3)	Form of Preferred Stock and Warrant Purchase Agreement, dated February 5, 2003, including amendment of February 11, 2003.

4.4(4)	Form of Second Amendment to Preferred Stock and Warrant Purchase Agreement of February 5, 2003, dated April 10, 2003.

4.5 (4)	Form of Warrant issued by the Company pursuant to the Preferred Stock and Warrant Purchase Agreement of February 5, 2003, as amended on February 11, 2003 and April 10, 2003.

4.6(5)	Form of Common Stock and Warrant Purchase Agreement, dated October 6, 2003.

4.7(5)	Form of Warrant issued by the Company pursuant to the Common Stock and Warrant Purchase Agreement of October 6, 2003.

5.1	Opinion of Cooley Godward LLP.

23.1	Consent of Ernst & Young LLP, Independent Auditors.

23.2	Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.

24.1	Power of Attorney. Reference is made to page II-4.

(1)	Incorporated by reference to exhibit to our Registration Statement on Form S-1 (File No. 333-95461) initially filed with the Securities and Exchange Commission on January 27, 2000 as subsequently amended.

(2)	Incorporated by reference to exhibit to our Registration Statement on Form S-3 (File No. 333-82934) filed with the Securities and Exchange Commission on February 15, 2002.

(3)	Incorporated by reference to Appendix B to the Definitive Proxy Statement for the Special Meeting of Stockholders (File No. 000-29993) filed with the Securities and Exchange Commission on March 3, 2003.

(4)	Incorporated by reference to exhibit to our Form 10-Q for the three-month period ended March 31, 2003 (File No. 000-29993), filed with the Securities and Exchange Commission on May 14, 2003.

(5)	Incorporated by reference to exhibit to our Form 8-K (File No. 000-29993) filed with SEC on October 9, 2003.